Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

Operating Earnings Include $1.1 Million Non-Cash Inventory Charge

NEWARK, N.Y.--(BUSINESS WIRE)--November 3, 2011--Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $1.6 million on revenue of $36.0 million for the quarter ended October 2, 2011. For the third quarter of 2010, the company reported operating income from continuing operations of $6.1 million on revenue of $50.8 million, which included approximately $20.5 million from sales of SATCOM systems. Excluding sales of SATCOM systems, revenue for the third quarter of 2011 increased by $5.7 million, or 19%.

“Our Battery & Energy Products business posted another quarter of solid results, with revenue up 27% over 2010 on continued strong demand from global defense customers and further penetration of our batteries into the metering business in China,” said Michael D. Popielec, Ultralife’s president and chief executive officer. “During the quarter, we achieved gross margin gains in both our Battery & Energy Products and Communications Systems businesses through continued progress on our Lean implementation and increased focus on high-margin product sales. The improvements in productivity and profitability, and several structural changes made throughout the year, combined with an intensified focus on new product introductions and expanded sales coverage, better position us for consistent and profitable growth as we enter 2012.”

Third Quarter 2011 Financial Results

During the second quarter of 2011, Ultralife completed the exit of the Energy Services business. As a result, the Energy Services segment has been reclassified as a discontinued operation. Revenue, gross margin and operating expense figures presented below represent results from continuing operations.

Revenue decreased by 29% to $36.0 million, compared to $50.8 million for the third quarter of 2010, reflecting the absence of sales of SATCOM systems offset in part by higher Battery & Energy Product sales. Battery & Energy Product sales grew by $6.2 million, or 27%, to $28.8 million due primarily to increased shipments of rechargeable batteries and charger systems. Communications Systems sales declined by $21.0 million, or 75%, to $7.2 million, compared to $28.1 million for last year’s third quarter. Excluding last year’s sales of SATCOM systems, Communications Systems sales decreased by $0.4 million, or 6%, reflecting an increase in sales of amplifiers offset by lower sales of communications accessories.

Gross profit was $9.6 million, or 26.8% of revenue, compared to $15.1 million, or 29.8% of revenue, for the same quarter a year ago. Included in gross profit for the third quarter of 2011 was a $1.1 million non-cash charge to write-off components for legacy amplifiers that the company has discontinued and replaced with higher technology products that hold greater growth and margin potential. Adjusting for the $1.1 million write-off, gross margin for the third quarter of 2011 was 29.7%. Battery & Energy Products’ gross margin increased to 27.5% from 23.0% last year reflecting improvements from the company’s ongoing Lean initiative and favorable product mix. Communications Systems’ gross margin, excluding the $1.1 million charge, was 38.4%, compared to 35.2% last year, reflecting a higher mix of AMTI amplifiers. Including the charge, Communications Systems’ gross margin for the third quarter of 2011 was 23.8%.

Operating expenses were $8.1 million, compared to $9.1 million a year ago. The overall decrease from 2010 resulted from continued actions to reduce general and administrative expenses while investing some of the savings in the development of new products and the expansion of the sales force to increase geographic coverage and penetrate new markets. As a percent of revenue, operating expenses were 22.4%, compared to 17.9% a year ago, with last year’s operating expenses as a percent of revenue benefiting from the sales volume of SATCOM shipments.

Operating income was $1.6 million, representing an operating margin of 4.4%, and included the $1.1 million inventory charge which impacted the operating margin by 290 basis points. For the same quarter last year, operating income was $6.1 million, for an operating margin of 11.9%, reflecting the leverage of the strong sales volume of SATCOM shipments.

Net income from continuing operations was $1.4 million, or $0.08 per share, compared to $6.0 million, or $0.35 per share, for the third quarter of 2010. The impact of the 2011 inventory charge was $0.06 per share. Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to a net loss of $1.5 million, or $0.09 per share, for the same quarter last year.

Nine Months Ended October 2, 2011 Financial Results

For the nine month period ended October 2, 2011, revenue from continuing operations was $108.0 million, compared to $120.9 million for the same period a year ago. Included in revenue for both periods were sales of SATCOM systems that amounted to $7.5 million in the year-to-date 2011 revenue and $26.3 million in the year-to-date 2010 revenue. Year-to-date 2011 revenue and operating income were negatively impacted by a $2.7 million charge recorded in the first quarter to reflect the settlement with the U.S. Government related to exigent contracts completed between 2003 and 2004, and year-to-date 2011 operating income was impacted by a $1.1 million charge to write-off discontinued inventory. These charges reduced operating income to $0.3 million, compared to operating income of $8.8 million for the first nine months of 2010. The net loss from continuing operations was $0.1 million, or $0.00 per share, compared to net income of $7.8 million, or $0.45 per share, for the same period a year ago. The net loss from discontinued operations was $3.8 million, or $0.22 per share, including $2.9 million of costs related to the exit of the Energy Services business, compared to a net loss of $3.0 million, or $0.17 per share, for the first nine months of 2010.

Outlook

Management has revised its guidance for 2011 and now expects total revenue of approximately $150.0 million, with the reduction from prior forecast entirely attributable to lower expectations for Communications Systems sales. Accordingly, management expects operating income of approximately $5.5 million, including the impact of the third quarter $1.1 million non-cash write-off. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

Commenting on the revised guidance, Popielec said, “We’re still on track to deliver high single digit year-over-year revenue growth in our Battery & Energy Products business driven by strong demand for rechargeable batteries and chargers and increased business from our China operation. However, timing uncertainty in government funding for some large radio upgrade programs has caused us to revise our revenue outlook for our Communications Systems business. Excluding SATCOM sales in both periods, we now expect a year-over-year decline of 7% for this business.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended

	October 2,	September 26,	October 2,	September 26,
	2011	2010	2011	2010

Revenues:
Battery & energy products	$28,834	$22,682	$84,321	$72,359
Communications systems	7,172	28,130	23,696	48,569
Total revenues	36,006	50,812	108,017	120,928

Cost of products sold:
Battery & energy products	20,905	17,456	66,098	55,926
Communications systems	5,462	18,231	15,945	31,032
Total cost of products sold	26,367	35,687	82,043	86,958

Gross profit	9,639	15,125	25,974	33,970

Operating expenses:
Research and development	2,294	2,590	6,915	6,180
Selling, general, and administrative	5,761	6,484	18,732	18,965
Total operating expenses	8,055	9,074	25,647	25,145

Operating income (loss)	1,584	6,051	327	8,825

Other income (expense):
Interest income	2	-	4	-
Interest expense	(126)	(242)	(444)	(952)
Miscellaneous	49	436	339	353
Income (loss) from continuing operations before income taxes	1,509	6,245	226	8,226

Income tax provision-current	66	151	133	217
Income tax provision-deferred	66	130	199	224
Total income taxes	132	281	332	441

Net income (loss) from continuing operations	1,377	5,964	(106)	7,785

Discontinued operations:
Loss from discontinued operations, net of tax	-	(1,466)	(3,796)	(2,974)

Net income (loss)	1,377	4,498	(3,902)	4,811

Net (income) loss attributable to noncontrolling interest	11	28	39	22

Net income (loss) attributable to Ultralife	$1,388	$4,526	$(3,863)	$4,833

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.08	$0.35	$(0.00)	$0.45
Discontinued operations	$0.00	$(0.09)	$(0.22)	$(0.17)
Total	$0.08	$0.26	$(0.22)	$0.28
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.08	$0.35	$(0.00)	$0.45
Discontinued operations	$0.00	$(0.09)	$(0.22)	$(0.17)
Total	$0.08	$0.26	$(0.22)	$0.28

Weighted average shares outstanding - basic	17,313	17,225	17,295	17,131
Weighted average shares outstanding - diluted	17,341	17,449	17,295	17,136

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	October 2,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$4,493	$5,105
Trade accounts receivable, net	26,308	34,270
Inventories	29,482	33,122
Prepaid expenses and other current assets	3,917	3,157
Total current assets	64,200	75,654

Property and equipment	12,963	14,485

Other assets
Goodwill, intangible and other assets	24,184	24,696

Total Assets	$101,347	$114,835

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$2,483	$8,717
Accounts payable	13,393	16,409
Other current liabilities	9,154	11,219
Total current liabilities	25,030	36,345

Long-term liabilities:
Long-term debt and capital lease obligations	-	251
Other long-term liabilities	5,223	4,444
Total long-term liabilities	5,223	4,695

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,872	1,865
Capital in excess of par value	171,952	171,020
Accumulated other comprehensive loss	(994)	(1,262)
Accumulated deficit	(94,063)	(90,200)
	78,767	81,423
Less -- Treasury stock, at cost	7,658	7,652
Total Ultralife equity	71,109	73,771
Noncontrolling interest	(15)	24
Total shareholders' equity	71,094	73,795

Total Liabilities and Shareholders' Equity	$101,347	$114,835

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Jody Burfening, 212-838-3777
jburfening@lhai.com